Exhibit 99.1

NEWS RELEASE
Contact:	Alan Hill
VP. Corp. Communications
703-234-6854
alan.hill@si-intl.com

SI International Awarded $84 Million

Department of State National Visa Center/Kentucky Consular Center Contract

RESTON, VA – January 31, 2006 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, announced today that it has been awarded a contract for Management and Operation of the National Visa Center (NVC) and Kentucky Consular Center (KCC)  by the Department of State (DoS).  Under the contract, SI International will perform over 20 million immigrant visa transactions each year at the NVC in Portsmouth, New Hampshire and at the Kentucky Consular Center in Williamsburg, Kentucky.  The prime contract has a one-year base period and four one-year options with a potential value of approximately $84 million, inclusive of the options.

Tasks involve handling approximately 10 million pieces of mail received and over 700,000 telephone inquiries each year under the permanent immigrant visa program and processing millions of electronic submissions for the eDiversity Lottery program.  Additional work to be performed by SI International includes validating application fee payments, performing data processing for data management and background checks, transmitting visa applications and related documents to embassies and consulates around the world, and responding to inquiries from the public, government agencies, and Congressional offices. SI International has been the prime contractor for the NVC contract since 1994.

“Through our longstanding relationship with the Department of State and the National Visa Center, SI International has developed industry-recognized expertise in business process outsourcing,” said Brad Antle, SI International’s President and CEO.  “We are extremely honored to be have been selected by the Department of State to support their permanent immigrant visa function.  We currently process and maintain millions of records for both the Department of Homeland Security and Department of State.”

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions (IT) primarily to the Federal government.  The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  SI International is ranked as the 49th largest Federal Prime IT Contractor by Washington Technology and has over 4,000 employees.  More information about SI International can be found at www.si-intl.com.

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The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: contract award protests filed by other unsuccessful bidders for the NVC contract, differences between authorized amounts and amounts received by the Company under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; the Company’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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